Exhibit 99.1
GRAHAM CORPORATION
POLICY STATEMENT
U. S. FOREIGN SERVICE EMPLOYEES
Policy Statement
The need for flexibility of assignment and mobility of employment dictates that Graham makes overseas assignments attractive to its employees.
I.	Less than Six Months
Foreign assignments with duration of greater than 30 consecutive days but less than six consecutive months may result in a special bonus of up to 5% of base wages earned while on assignment.
II.	Six Months or Greater
All compensation arrangements made for U. S. foreign service employees (“FSE”) will end when the employee returns to non-foreign service status.
III.	Basic Compensation Package (FSE)
a)	Assuming the foreign service assignment is of equal responsibility, the employee’s base compensation bonus and benefit package while on assignment will remain, at minimal, equal, provided benefits offered pre-foreign assignment can be extended to overseas locations. As determined by the CEO and Vice President of Administration, the employee may be given a one time special increase of up to 5% in base compensation while on assignment.

b)	The Company may choose to cover various expenses associated with overseas assignments directly, such as housing, or have the employee arrange to pay for the expenses and be reimbursed. This will depend on the circumstances.

c)	An employee may be given a cost of living adjustment (“COLA”) so that his base wage has equivalent purchasing power while abroad. Graham is currently using ORC Worldwide to calculate equalization allowances.

d)	Foreign assignments of twelve consecutive months or greater may qualify for a foreign earned income and housing exclusion deduction up to $80,000 per annum. Any tax windfalls resulting from this exclusion may, with the approval of the CEO and Vice President of Administration, be retained by the employee. Current rules applicable to this exclusion are explained in IRS Publication 54, Tax Guide for U.S. Citizens and Resident Aliens Abroad. Granting this exclusion to an employee will only be considered when a person brings to the overseas assignment unique skills or special circumstances exist that justifies doing so. This benefit will not be extended to the employee except under rare circumstances.
e)	Except for the foreign income exclusion if given to the employee, no employee should incur a greater income tax liability than if employed on the same base salary plus bonus in the U.S., nor should an employee experience a windfall as a result of lower income taxes. Therefore, a system of Income Tax Equalization is applicable to all U.S. Foreign Service Employees, the objective of which shall be after-tax income from base salary plus bonus earnings of no more and no less after-tax income, except for the tax benefit of the foreign income exclusion, than would be the case if the same base salary plus bonus earnings were received in the U.S.

f)	In addition and subject to the approval of the CEO and Vice President of Administration, various related reimbursement of expenses may be granted. Examples of these include tax preparation expenses, up to four round trip airfares per year (one per quarter) for one family member to visit the employee or for the employee himself. Reimbursed expenses of direct pays that are included under this section will be included as additional compensation.
IV.	While on foreign assignment, an employee is subject to the same code of ethics, applicable employee handbook policies, proper preparation of expense reports and all other policies as if stationed in the U.S.

V.	The Company reserves the right to change this policy at any time going forward, with a six-month notice to current foreign service employees or sooner if required by law.